HEARTLAND GROUP, INC.
FORM N-SAR: December 31, 2001
EXHIBITS


TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        December 31, 2001

Ladies and Gentleman:

Attached for filing herewith is the Form N-Sar for
 Heartland Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund, Heartland Value
Plus Fund, Heartland Value Fund and Heartland
Wisconsin Tax Free Fund.

The other series, designated as the Heartland
Taxable Short Duration Municipal Fund, Heartland
Short Duration High-Yield Municipal Fund, and the Heartland High-Yield Municipal Bond Fund, were placed into Receivership on March 21, 2001, are not included in this filing.

By (Signature and Title)* /s/ Nicole J. Best
                                         Nicole J. Best
            Treasurer & Principal Accounting Officer


				SUB-ITEM 77B Equities
Report of Independent Accountants

To the Board of Directors and Shareholders of Heartland Group, Inc.

In planning and performing our audit of the financial statements of Heartland Select Value
Fund, Heartland Value Plus Fund and Heartland
Value Fund (three of the seven portfolios of Heartland Group, Inc., hereafter referred to as the "Funds") for the year ended December 31, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PRICEWATERHOUSECOOPERS
February 8, 2002

				SUB-ITEM 77B Wisconsin
Report of Independent Accountants

To the Board of Directors and Shareholders of Heartland Group, Inc.

In planning and performing our audit of the financial statements of Heartland Wisconsin
Tax Free Fund (one of the seven portfolios of Heartland Group, Inc., hereafter referred to as the "Fund") for the year ended December
31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PRICEWATERHOUSECOOPERS
February 8, 2002

						SUB-ITEM 77E
LEGAL PROCEEDINGS

Beginning in late October 2000, the Corporation
("Heartland Group"), the Heartland High-Yield
Municipal Bond Fund and the Heartland Short
Duration High-Yield Municipal Fund (two series
 of Heartland Group which are hereinafter referred to as the "High-Yield Funds"), as well as other entities and individuals, including Heartland Advisors,
Inc., investment adviser for Heartland Group
(the "Advisor") and the corporation's directors, were named as defendants in a number of related actions brought by shareholders of the High-Yield
Funds. The majority of these claims have been consolidated into a single class action with respect to which an amended, consolidated complaint has been filed. The original complaints allege, among other things, that the information concerning the High-Yield Funds contained in Heartland
Group's prospectus and other disclosures were false and misleading in that they overstated the High-Yield
Funds' net asset values and performance and understated the risks associated with investing in the High-Yield Funds. They also alleged that persons who purchased shares of the High-Yield Funds during the class period covered by the subject of the actions suffered damages, and are seeking recovery from Heartland Group, the High-Yield Funds, and the other defendants. Several plaintiffs contend that Heartland Group, as a whole, including the Fund and the other series, are responsible for such alleged damages. Heartland Group intends to vigorously defend against such actions.